UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 23, 2009
3COM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-12867 (Commission File Number)	94-2605794 (IRS Employer Identification No.)
350 Campus Drive
Marlborough, Massachusetts
01752
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (508) 323-1000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Officer Bonus Criteria for the Second Half of Fiscal Year 2009. On January 23, 2009, the Compensation Committee of the Board of Directors of 3Com Corporation approved the following methodology to determine executive officer cash bonuses for the second half of fiscal 2009:
•	The Committee set the following financial goals, each of which can be met individually and independent of attainment of other metrics (the weighting of each metric based on a 100% target bonus opportunity is in parens):
•	For Messrs. Robert Y. L. Mao, Ronald Sege, Jay Zager, Neal D. Goldman and Dr. Shusheng Zheng: specified financial goals for:
•	consolidated revenue (50%)

•	consolidated non-GAAP operating profit (25%) and

•	consolidated cash from operations (25%).
•	For each financial metric, the bonus potential ranges from 50%-200% of the target amounts previously disclosed for each executive, based on the degree of attainment of the specified financial metrics. For each metric described above, the Committee set goals for bonus at three levels:
•	“threshold” (the achievement of which will result in a bonus opportunity amount of 50% of target bonus amounts);

•	“target” (the achievement of which will result in a bonus opportunity amount of 100% of target bonus amounts); and

•	“maximum” (the achievement of which will result in a bonus opportunity amount of 200% of target bonus amounts).
•	In addition, the actual bonus opportunity amount will be based on a sliding scale for achievement attained in between specified levels, although for any single metric no amount will count towards the bonus opportunity unless, at a minimum, the “threshold” achievement level is attained for that metric.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3COM CORPORATION
Date: January 27, 2009	By:	/s/ Neal D. Goldman
Neal D. Goldman
Executive Vice President, Chief Administrative and Legal Officer